Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in Registration Statement No. 333-118698 on Form S-3 and Registration Statements No. 333-117947, No. 333-106121, No. 333-90732, No. 333-67690, No. 333-59580, No. 333-57310, No. 333-45396 and No. 333-83073 on Forms S-8 of Paradyne Networks, Inc. of our report dated May 20, 2004 (except for Note 10 as to which the dates are June 18, 2004, July 14, 2004, July 26, 2004, August 4, 2004 and October 11, 2004) with respect to the consolidated financial statements of Net to Net Technologies, Inc. for the year ended March 31, 2004, appearing in this Current Report on Form 8-K/A of Paradyne Networks, Inc. as filed on October 18, 2004.

/s/ Ernst & Young LLP

Boston, MA

October 14, 2004